Exhibit 10.1
EXECUTION COPY

U.S. $1,250,000,000
364-DAY CREDIT AGREEMENT
Dated as of November 12, 2021
Among
3M COMPANY
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
CITIBANK, N.A.,
as Syndication Agent,
DEUTSCHE BANK SECURITIES INC.
and
BANK OF AMERICA, N.A.,
as Documentation Agents,
and
THE BANKS NAMED HEREIN,
as Banks

JPMORGAN CHASE BANK, N.A.,
CITIBANK, N.A.,
DEUTSCHE BANK SECURITIES INC.
and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners

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9.2 Covenants	34
10. EVENTS OF DEFAULT AND REMEDIES.	36
10.1 Default	36
10.2 Remedies.	37
10.3 Setoff	38
11. AGENCY	38
11.1 Authorization.	38
11.2 Distribution of Payments and Proceeds.	38
11.3 Expenses.	39
11.4 Payments Received Directly by Banks.	39
11.5 Indemnification.	40
11.6 Limitations on Agent’s Power.	40
11.7 Exculpation of the Agent by the Banks.	40
11.8 Agent and Affiliates.	41
11.9 Acknowledgements of Banks	41
11.10 Resignation.	43
11.11 Assignments and Participations.	43
11.12 Syndication Agent and Documentation Agent.	45
11.13 Delegation of Duties.	45
11.14 Bank ERISA Representation	45
12. MISCELLANEOUS.	46
12.1 365-Day Year.	46
12.2 GAAP.	47
12.3 No Waiver; Cumulative Remedies.	47
12.4 Amendments, Etc.	47
12.5 Binding Effect: Assignment.	47
12.6 New York Law.	47
12.7 Severability of Provisions.	47
12.8 Integration.	47
12.9 Notice.	47
12.10 Indemnification by the Borrower.	49
12.11 Customer Identification - USA Patriot Act Notice.	49
12.12 Execution in Counterparts.	49
12.13 Waiver of Jury Trial.	50
12.14 Jurisdiction.	50
12.15 Substitution of Currency.	50
12.16 No Fiduciary Relationship.	51
12.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	51

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364-Day Credit Agreement
Dated as of November 12, 2021
3M Company, a Delaware corporation, the Banks, as defined below, and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent for the Banks, hereby agree as follows:
1.    DEFINITIONS
1.1    Generally.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an advance under Section 2.1.
“Affected Financial Institution” has the meaning specified in Section 12.17.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means JPMorgan, in its capacity as lead arranger and administrative agent for the Banks hereunder (which may act through any of its Affiliates in performance of its duties hereunder).
“Agent's Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at JPMorgan at its office at 500 Stanton Christiana Road, Newark, Delaware 19713, Account No. 9008113381H0305, Attention: Chelsea Hamilton, e-mail: chelsea.hamilton@jpmchase.com, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose.
“Aggregate Commitment Amount” means the sum of each Bank’s Commitment.
“Aggregate Outstandings” means, at any time, an amount equal to the aggregate principal balance of the Advances then outstanding (based on the Equivalent in Dollars at such time).
“Agreement” means this 364-Day Credit Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Fee Percentage” means 0.025%.
“Applicable Margin” means (a) for LIBO Rate Advances as of any date, a percentage per annum equal to 0.75% and (b) for Floating Rate Advances as of any date, a rate per annum equal to 0.00%.
“Assignment Certificate” means a certificate, acceptable to the Agent in form and substance, assigning a Bank’s rights and obligations under this Agreement or a related document pursuant to Section 11.11.
“Bail-In Action” has the meaning specified in Section 12.17.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means JPMorgan, acting on its own behalf and not as Agent; and each other Person (other than the Borrower) that is a party hereto or hereafter becomes a party hereto pursuant to the procedures set forth in Section 11.11.
“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus one-half of one percent (.50%) and (iii) the LIBO Base Rate applicable to Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Base Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5.6, then the Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero such rate shall be deemed to be zero for purposes of this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” means 3M Company, a Delaware corporation.
“Borrowing” means a borrowing under Section 2.1 consisting of simultaneous pro rata Advances to the Borrower by each of the Banks severally.
“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $10,000,000 and, in respect of Advances denominated in Euros, €10,000,000.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means a day other than a Saturday, Sunday, United States national holiday or other day on which banks in New York are permitted or required by law to close. Whenever the context relates to a LIBO Rate or amounts bearing interest at a LIBO Rate “Business Day” means a day (i) that meets the foregoing definition, and (ii) on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such LIBO Rate Advance (or, in the case of an Advance denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).
“Committed Currency” means Euros.
“Commitment” means, with respect to each Bank, (a) the Dollar amount set forth opposite such Bank’s name on Schedule I hereto or if such Bank has entered into an Assignment Certificate, the Dollar amount set forth for such Bank in the records maintained by the Agent, as such amount may be reduced pursuant to Section 6.4, or (b) the commitment of that Bank to make Advances hereunder, as the context may require.
“Commitment Termination Date” means November 11, 2022 or, if earlier, the date on which the Banks’ Commitments are terminated pursuant to Section 10 or by agreement of the parties.
“Credit Exposure” means, with respect to any Bank (i) at any time prior to termination of the Commitments in full, such Bank’s Commitment (whether used or unused); provided that in the case of Section 6.7 when a Defaulting Bank shall exist, “Credit Exposure” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment, or (ii) thereafter, such Bank’s Outstandings.
“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Agent or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such

Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
"EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.
“EBITDA to Interest Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) consolidated EBITDA of the Borrower and its subsidiaries for the period of four consecutive Fiscal Quarters then ended to (ii) interest payable on, and amortization of debt discount in respect of, all Funded Debt of the Borrower and its subsidiaries during such period of four Fiscal Quarters.
“Effective Date” means the date on which the conditions precedent set forth in Section 7 have been satisfied, which shall be no later than November 12, 2021.
“Eligible Assignee” means (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States or any state thereof; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided that (x) neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee, (y) any Eligible Assignee or any corporation controlling such Eligible Assignee must also have senior unsecured long-term debt ratings which are rated at least A- (or the equivalent) as publicly announced by S&P or Fitch or A3 (or the equivalent) as publicly announced by Moody’s, and (z) any Eligible Assignee or any corporation controlling such Eligible Assignee must have shareholders’ equity in an amount not less than $3,000,000,000.
“Equivalent” in Dollars of any Committed Currency or in any Committed Currency of Dollars on any date, means the quoted spot rate appearing at oanda.com/convert/classic or, if such rate is not available, the rate at which the Agent offers, in accordance with normal banking industry practice, to exchange Dollars or such Committed Currency for such Committed Currency or Dollars, as the case may be, in New York, New York prior to 4:00 P.M. (New York time) on such date.

“ERISA” means the Employment Retirement Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“EURIBO Rate” means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period.
“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.
“Event of Default” means an event specified in Section 10.1.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the benefit of the Banks and/or for the Agent’s own behalf, as more fully set forth therein.
“Fiscal Quarter” means any of the four periods, each approximately three calendar months in length, comprising the Borrower’s fiscal year.
“Fitch” means Fitch, Inc.
“Floating Rate” means, for any period, a fluctuating interest rate per annum equal for each such day during such period to the sum of the Base Rate for such day, plus the Applicable Margin for such day.
“Funded Debt” means the sum of (i) all obligations of the Borrower and its subsidiaries for borrowed money, including but not limited to principal and interest with respect to all indebtedness hereunder and all other senior or subordinated debt for borrowed money, (ii) all purchase money obligations of the Borrower and its subsidiaries, including obligations under any capitalized lease, (iii) the face amount of all letters of credit issued for the account of the Borrower and its subsidiaries, and (iv) all other interest-bearing obligations of the Borrower and its subsidiaries that are required to be listed as a liability on a balance sheet under GAAP. All determinations under this definition shall be made with respect to the Borrower and its subsidiaries on a consolidated basis.
“GAAP” has the meaning set forth in Section 12.2.
"Interest Period" means, for each LIBO Rate Advance comprising part of the same Borrowing, the period commencing on the date of such LIBO Rate Advance or the date of the Conversion of any Floating Rate Advance into such LIBO Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 5.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 5.2. The duration of each such Interest Period shall be one, three or six months, and subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Agent (and in the case of a LIBO Rate Advance denominated in a Committed Currency, to the London Sub-Agent) not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after any Commitment Termination Date or, if the Advances have been converted to a term loan pursuant to Section 6.2(c) prior to such selection, that ends after the Maturity Date;
(b)    Interest Periods commencing on the same date for LIBO Rate Advances comprising part of the same Borrowing shall be of the same duration;
(c)    the Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Bank notifies the Agent that such Bank will be providing funding for such Borrowing with such Interest Period (the failure of any Bank to so respond by such time being deemed for all purposes of this Agreement as an objection by such Bank to the requested duration of such Interest Period); provided that, if any or all of the Banks object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, three or six months, as specified by the Borrower requesting such Borrowing in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association.
“LIBO Base Rate” means, with respect to any Interest Period for each LIBO Rate Advance comprising part of the same Borrowing, (a) in the case of any Advance denominated in Dollars, the rate per annum which appears on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. London time on the date two Business Days before the commencement of such Interest Period as the rate at which deposits in immediately available funds are offered on the London interbank market for a term substantially equivalent to the applicable Interest Period or (b) in the case of any LIBO Rate Advance denominated in Euros, the EURIBO Rate; provided that if any LIBO Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Rate” means the annual rate equal to the sum of (i) the rate obtained by dividing (a) the applicable LIBO Base Rate, by (b) a percentage equal to 100% minus the reserve percentage (expressed as a percentage) applicable to “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System), and (ii) the Applicable Margin.
“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Rate Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Loan Documents” means this Agreement, the Notes, any Fee Letter and any other document related hereto, together with all amendments, modifications and restatements thereof.
“London Sub-Agent” means J.P. Morgan Europe Limited.
“Maturity Date” means the earlier of (a) the first anniversary of the Commitment Termination Date and (b) or, if earlier, the date on which the Banks’ Commitments are terminated pursuant to Section 10 or by agreement of the parties.
“Moody’s” means Moody’s Investors Service, Inc.
“Note” means a note in substantially the form of Exhibit C hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issues in renewal thereof or substitution or replacement therefor.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Outstandings” means, at any time with respect to any Bank, an amount equal to the aggregate principal balance of that Bank’s Advances then outstanding (based on the Equivalent in Dollars at such time).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Payment Office” means, for any Committed Currency, such office of JPMorgan as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Banks.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Percentage” means, with respect to each Bank, the ratio of (i) that Bank’s Credit Exposure, to (ii) the aggregate Credit Exposure of all of the Banks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Banks” means one or more Banks having an aggregate Percentage of at least fifty-one percent (51%).
“S&P” means S&P Global Ratings.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is the subject of Sanctions, or (c) any Person controlled or more than 50 percent owned by any such Person or Persons.
“Securitization Entity” means a corporation, partnership, trust, limited liability company or other entity that is formed for the purpose of effecting or facilitating a Securitization Transaction and which engages in no business and incurs no indebtedness or other liabilities other than those related to or incidental to a Securitization Transaction.
“Securitization Transaction” means a transaction or series of related transactions pursuant to which a corporation, partnership, trust, limited liability company or other entity incurs obligations or issues interests, the proceeds of which are used to finance a discrete pool (which may be fixed or revolving) of receivables or other financial assets.
“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or other ownership interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Term Loan Conversion Date” means the Commitment Termination Date on which all Advances outstanding on such date are converted into a term loan pursuant to Section 6.2(c).
“Term Loan Election” has the meaning specified in Section 6.2(c).
1.2    Times
All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.
1.3    Interest Rates; LIBOR Notification
The interest rate on an Advance denominated in Dollars or a Committed Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBO Rate Advances. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 5.6(a) provide the mechanism for determining an alternative rate of interest. The Agent will promptly notify the Borrower, pursuant to Section 5.6(c), of any change to the reference rate upon which the interest rate on LIBO Rate Advances is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 5.6(a), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 5.6(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.4.    Divisions
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

2.    LINE OF CREDIT
2.1    Advances.
Each Bank (acting through its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars or Committed Currencies (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in accordance with this Section 2.1; provided, however, that no Bank shall have any obligation to make any Advance if, after giving effect to such Advance, (i) that Bank’s Outstandings (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed that Bank’s Commitment, or (ii) the Aggregate Outstandings (based in respect of any Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable request for such Borrowing) would exceed the Aggregate Commitment Amount. The credit facility established hereby is revolving; subject to the terms and conditions of this Agreement, the Borrower may borrow, prepay pursuant to Section 6.3 and reborrow under this Section 2.1. The obligations of the Banks hereunder shall be several, but not joint.
2.2    [Reserved].
2.3    [Reserved].
2.4    [Reserved].
2.5    Conditions Precedent to Each Advance.
The obligation of each Bank to make any Advance hereunder shall be subject to the satisfaction of the following conditions precedent (and any request for an Advance shall be deemed a representation and warranty by the Borrower that each of the following conditions precedent has been satisfied):
(a)    the Borrower has delivered to the Agent and the Banks each of the items required to be delivered pursuant to Section 7;
(b)    the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) shall be true and correct on the date of such Advance as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct as of such specific date); and
(c)    no Default or Event of Default exists.

2.6    Evidence of Debt.
(a)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank a Note payable to the order of such Bank in a principal amount up to the Commitment of such Bank.
(b)    The Agent shall maintain a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment Certificate delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank’s share thereof.
(c)    Entries made in good faith and in conformity with sound industry standards by the Agent in the control and subsidiary accounts pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Bank under this Agreement, absent manifest error; provided, however, that the Borrower shall have the right to inspect such entries and the failure of the Agent to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
3.    [Reserved]
4.    FEES AND EXPENSES
4.1    Commitment Fee.
The Borrower will pay each Bank a commitment fee on the aggregate amount of such Bank’s unused Commitment from the date of this Agreement through the Commitment Termination Date at a rate per annum equal to the Applicable Fee Percentage. Each Bank’s unused Commitment shall be determined by deducting from such Commitment the aggregate principal balance of such Bank’s Advances. Such fee shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date.

4.2    [Reserved].
4.3    Expenses.
The Borrower shall pay (i) all reasonable attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Agent in connection with the preparation, negotiation, execution and amendment of this Agreement and related documents and (ii) all costs and expenses (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses) incurred by the Agent or any of the Banks in connection with the enforcement of this Agreement and related documents (including but not limited to reasonable attorneys’ fees and out-of-pocket expenses of the Agent and each Bank, whether paid to outside counsel or allocated to in-house counsel).
4.4    Additional Fees.
The Borrower shall pay to the Agent additional fees in the amounts set forth in any Fee Letter strictly pertaining to this Agreement.
5.    INTEREST
5.1    Floating Rate.
The principal balance of the Advances denominated in Dollars shall bear interest at the Floating Rate unless the Borrower elects a LIBO Rate pursuant to Section 5.2, subject, however, to imposition of the default rate pursuant to Section 5.3.
5.2    LIBO Rate.
(a)    The Borrower may from time to time notify the Agent in writing or by telephone that a particular portion of the outstanding principal balance of the Advances shall bear interest at a LIBO Rate for a particular Interest Period. The portion of the outstanding balance of the Advances to which a LIBO Rate is applied (i) must be in an amount not less than the Borrowing Minimum or a multiple thereof, and (ii) must not bear, or otherwise be scheduled to bear, interest at a LIBO Rate at any time during the applicable Interest Period. Any LIBO Rate notification shall be irrevocable, must be made pro rata with respect to the Advances of each Bank, and must be received by the Agent before 11:00 a.m. (or, in the case of an Advance denominated in a Committed Currency, before 11:00 a.m. London time) on the day three Business Days before the Business Day which is the first day of the applicable Interest Period. Commencing on the first day of the applicable Interest Period and continuing through the last day thereof, the portion of the outstanding principal balance of the Advances to which the notification related shall bear interest at the applicable LIBO Rate (and the remaining part of the principal balance of the Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts), subject, however, to imposition of the default rate pursuant to Section 5.3. At the termination of such Interest Period, unless a new LIBO Rate notification is requested and accepted by the Borrower, the interest rate applicable to the portion of the principal balance of (1) the Advances denominated in Dollars to which the LIBO Rate was applicable shall revert to the Floating Rate and (2) the Advances denominated in any Committed Currency shall be exchanged for an Equivalent amount of Dollars determined on such date and revert to the Floating Rate.
(b)    Notwithstanding anything to the contrary in this Section, the Borrower’s right to have a portion of the Advances bear interest at a LIBO Rate hereunder shall be suspended (i) at any time that there is a Default or an Event of Default under this Agreement, (ii) if the Agent is advised by the Required Banks that the LIBO Base Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing for the applicable currency and such Interest Period, (iii) during any period in which any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any governmental authority asserts that it is unlawful, for such Bank to perform its obligations hereunder or to fund or maintain LIBO Rate Advances hereunder or (iv) if the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Base Rate for the applicable currency and such Interest Period, in which case (A) for each Advance denominated in Dollars, the Borrower shall either (x) prepay such Advances or (y) convert such Advances to the Floating Rate, (B) for each Advance denominated in any Committed Currency, the Borrower shall either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and such Advances shall revert to the Floating Rate and (C) the obligation of the Bank to make LIBO Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
(c)    Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a LIBO Rate, the applicable LIBO Rate and the date on which the Interest Period applicable to such LIBO Rate expires. LIBO Rate Advances may not be outstanding as more than six separate Interest Periods. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent as the Floating Rate and the LIBO Rate.
5.3    Default Rate.
Upon the occurrence of an Event of Default, and so long as such Event of Default continues without written waiver thereof by the Agent and the Required Banks, in the sole discretion of the Required Banks and without waiving any of their other rights and remedies, the outstanding principal balance of the Advances shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Advances had there been no occurrence of such Event of Default.

5.4    Fees on LIBO Rate Advances; Capital Adequacy; Funding Exceptions.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:
(a)    LIBO Rate Advances. If at any time any applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)    shall subject any Bank to any tax, duty or other charges (including but not limited to any tax designed to discourage the purchase or acquisition of foreign securities or debt instruments by United States nationals) with respect to this Agreement, or shall materially change the basis of taxation of payments to any Bank of the principal of or interest on any portion of the principal balance of any Advances bearing interest at a LIBO Rate (except for the imposition of or changes in respect of the rate of tax on the overall net income of that Bank); or
(ii)    shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank because of any portion of the principal balance of any Advances bearing interest at a LIBO Rate and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;
then, within 30 days after demand by that Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A certificate in reasonable detail of any Bank setting forth the basis for the determination of such additional amount or amounts shall, absent obvious error, be conclusive evidence of such amount or amounts. The Agent shall endeavor to notify the Borrower of any change in applicable laws, rules, regulations, interpretations or administrative practices that may give rise to liability under this Section, but the Agent shall have no liability to the Borrower for failure to so notify the Borrower, and the failure to give such notification shall not be a defense to the Borrower’s obligation to pay any amounts under this paragraph (a).
(b)    Capital Adequacy. If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore that Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change, provided that such Bank is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Bank has the right under such similar credit facilities to do so (but such Bank shall not be required to disclose any confidential or proprietary information). For purposes of this paragraph (b), the following definitions shall apply:
(i)    “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(ii)    “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy or liquidity that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority including, without limitation, any agency of the European Union or similar monetary or multinational authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital or liquidity in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(iii)    “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital or liquidity that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.
(iv)    “Bank” includes (but is not limited to) the Agent, the Banks, as defined elsewhere in this Agreement, any assignee of any interest of any Bank hereunder, any participant in the loans made hereunder and any holding company of any of the foregoing.
The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Bank’s Return and that Bank’s calculation of the amount of such reduction, and shall include that Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank’s Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.
(c)    Funding Exceptions. The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and imputed costs in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of any Advances at a LIBO Rate which that Bank sustains (i) on account of any failure of the Borrower to borrow at a LIBO Rate on a date specified therefor in a notice provided by the Borrower to the Agent under Section 5.2 of this Agreement or (ii) due to any payment or prepayment (whether pursuant to Section 6.2, 6.3, 9.2(d) or 10.2) of any Advance bearing interest at a LIBO Rate on a date other than the last day of the applicable Interest Period for such Advance. A certificate as to any such loss or cost (including calculations, in reasonable detail, showing how the applicable Bank computed such loss or cost) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or cost may be computed as though the applicable Bank acquired deposits in the London interbank market to fund that portion of the principal balance whether or not such Bank actually did so.
5.5    Mitigation of Yield Protection.
Each Bank hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 5.4 or 6.5 with respect to such Bank, such Bank will give notice thereof through the Agent to the Borrower. The Borrower may at any time, by notice through the Agent to any Bank, request that such Bank change its lending office as to any Advance or type of Advance or that it specify a new lending office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Bank will use reasonable efforts to comply with such request unless, in the opinion of such Bank, such change or specification or rebooking is inadvisable or might have an adverse effect, economic or otherwise, upon it, including its reputation. In addition, each Bank agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Borrower pursuant to Section 5.4 or Section 6.5 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Bank is aware at such time, then such costs or requirements shall not be imposed upon the Borrower but shall be borne by such Bank. All expenses incurred by any Bank in changing a lending office or specifying another lending office of such Bank or rebooking any Advance in response to a request from the Borrower shall be paid by the Borrower. Nothing in this Section 5.5 (including, without limitation, any failure by a Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrower under Section 5.4 or Section 6.5, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or any rebooking of any Advance.
5.6    Reference Rate Replacement.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(b)    In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 5.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.6.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of LIBO Rate Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a LIBO Rate Borrowing denominated in Dollars into a request for a Borrowing of or conversion to Floating Rate Advances or (y) any LIBO Rate Borrowing denominated in a Committed Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any LIBO Rate Advance in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such LIBO Rate Advance, then (i) if such LIBO Rate Advance is denominated in Dollars, then on the last day of the Interest Period applicable to such Advance (or the next succeeding Business Day if such day is not a Business Day), such Advance shall be converted by the Agent to, and shall constitute, a Floating Rate Advance on such day or (ii) if such LIBO Rate Advance is denominated in any Agreed Currency (other than Dollars), then such Advance shall, on the last day of the Interest Period applicable to such

Advance (or the next succeeding Business Day if such day is not a Business Day), at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) be exchanged for an Equivalent amount of Dollars and be converted by the Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Floating Rate Advance on such day (it being understood and agreed that if the Borrower does not so prepay such Advance on such day by 12:00 noon New York City time) the Agent is authorized to effect such exchange and conversion of such LIBO Rate Advance into a Floating Rate Advance), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Currency pursuant to this Section 5.6, such Floating Rate Advance shall then be exchanged for an Equivalent amount of such Agreed Currency and converted by the Agent to, and shall constitute, a LIBO Rate Advance denominated in such original Agreed Currency on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Agreed Currency.
As used in this Agreement:
“Agreed Currencies” means Dollars and each Committed Currency.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 5.6.
“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 5.6.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Advance denominated in an Committed Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clause (1) of the definition of “Benchmark Replacement,” 0.10% (10 basis points); and
(2) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (2) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising the Required Banks.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)

announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.6.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business Advances; provided that, if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means:
(a)     in the case of Advances denominated in Dollars, the occurrence of:
(1) a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) Term SOFR as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2) the joint election by the Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Agent of written notice of such election to the Banks; and
(b)     in the case of Advances denominated in any Committed Currency, the occurrence of:
(1) (i) a determination by the Agent or (ii) a notification by the Required Banks to the Agent (with a copy to the Borrower) that the Required Banks have determined that syndicated credit facilities denominated in the applicable Committed Currency being executed at such time, or that include language similar to that contained in Section 5.6 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and

(2) (i) the election by the Agent or (ii) the election by the Required Banks to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Banks or by the Required Banks of written notice of such election to the Agent.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Base Rate.
“NYFRB” means the Federal Reserve Bank of New York.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Advances denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in any Committed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any LIBO Rate Borrowing denominated in an Agreed Currency (other than Euros), LIBOR or (ii) with respect to any LIBO Rate Borrowing denominated in Euros, the EURIBO Rate.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body and having a tenor of one month.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
6.    DISBURSEMENTS AND PAYMENTS
6.1    Requests for Borrowings.
Each Borrowing shall occur on written or telephonic request (confirmed immediately in writing) to the Agent (and in the case of a LIBO Rate Borrowing denominated in a Committed Currency, to the London Sub-Agent) from a person believed by the Agent to be an officer of or other authorized representative for the Borrower. A request for a Borrowing must be received by the Agent (and in the case of a LIBO Rate Advance denominated in a Committed Currency, to the London Sub-Agent) (i) not later than 1:00 P.M. on the day that such Borrowing is to be made in the case of a Borrowing that is to bear interest initially at the Floating Rate or (ii) not later than 11:00 A.M. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in Dollars that is to bear interest initially (in whole or in part) at a LIBO Rate, (y) 2:00 P.M. (London time) on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing denominated in any Committed Currency. Each Borrowing denominated in any Committed Currency shall bear interest at a LIBO Rate. Each Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof and shall consist of Advances in the same currency made on the same day by the Banks ratably according to their respective Commitments. Each such notice of a Borrowing shall specify the requested (i) date of such Borrowing, (ii) whether the Advances comprising such Borrowing are to be LIBO Rate Advances, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of LIBO Rate Advances, initial Interest Period and currency for each such Advance. Upon receipt of any such request, the Agent shall notify the Banks of the intended Borrowing no later than 2:00 P.M. on the date such request for such Borrowing is received by the Agent. At or before 3:00 P.M. on the date the requested Borrowing is to be made, in the case of a Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Borrowing, in the case of a Borrowing consisting of Advances denominated in any Committed Currency, each Bank shall remit its Percentage of the requested Borrowing to the Agent at the applicable Agent's Account in immediately available funds. Prior to the close of business on the day the requested Borrowing is to be made, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and any officer of the Borrower may agree in writing. Any Borrowing that is to initially bear interest at a LIBO Rate shall also be subject to all conditions set forth in Section 5.2 hereof.
Unless the Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 6.1 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Advances comprising such Borrowing and (ii) in the case of such Bank, (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Advance as part of such Borrowing for purposes of this Agreement.
6.2    Payments.
(a)    Generally. The Borrower shall initiate all payments, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, of principal, interest, fees and other payments due under this Agreement and all prepayments with respect to this Agreement to the Banks by means of payment made by the Borrower to the Agent in Dollars not later than 12:00 noon in same day funds for the account of the Banks. The Borrower shall initiate each payment with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent's Account in same day funds. All such payments shall be made in immediately available funds. Any payment due on a day on which the Agent is not open for substantially all of its business shall be due on the next day on which the Agent is so open. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. Absent obvious error, the records of the Agent will be conclusive evidence of the principal and accrued interest owing with respect to all Advances.
(b)    Advances: Interest Payments. Interest accruing on the Advances during any month at the Floating Rate shall be payable quarterly in arrears on the last day of each March, June, September and December and at maturity. Interest accruing on the Advances at the LIBO Rate shall be payable on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period has a duration of longer than three months, on the day during such Interest Period that is every three months after the first day of such Interest Period.
(c)    Advances: Principal Payment. Subject to the next succeeding sentence, the entire principal balance of the Advances owing to each Bank shall be due and payable in full on the Commitment Termination Date. The Borrower may, upon not less than one Business Day notice to the Agent and payment of a fee for the ratable benefit of the Banks equal to 0.50% of the aggregate principal amount of the Advances then outstanding, elect (the “Term Loan Election”) to convert all of the Advances outstanding on the Commitment Termination Date into a term loan which the Borrower shall repay in full ratably to the Banks on the Maturity Date. The Term Loan Election may be exercised if: (i) on the date of notice of the Term Loan Election and on the Term Loan Conversion Date no Default or Event of Default exists and the representations and warranties of the Borrower contained in this Agreement (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) shall be true and correct and (ii) the 0.50% fee has been paid to the Agent for the ratable benefit of the Banks no later than Term Loan Conversion Date. All Advances converted into a term loan pursuant to this Section 6.2(c) shall continue to constitute Advances except that the Borrower may not reborrow pursuant to Section 2.1 after all or any portion of such Advances have been prepaid pursuant to Section 6.3.
To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Banks in accordance with the terms of this Section 6.2, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 6.2; provided that the Borrower and each of the Banks hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Bank as a result of any conversion or exchange of currencies effected pursuant to this Section 6.2 or as a result of the failure of the Agent to effect any such conversion or exchange, except for such loss, cost or expense due to the Agent’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment; and provided further that the Borrower agrees to indemnify the Agent and each Bank, and hold the Agent and each Bank harmless, for any and all losses, costs and expenses incurred by the Agent or any Bank for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 6.2 except for such losses, costs or expenses due to the Agent’s or Bank’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
6.3    Prepayments.
(a) Optional. The Borrower may prepay the Advances in whole at any time or from time to time in part, without penalty or premium, provided that (i) prepayment of any Bank’s Advances must be accompanied by pro rata prepayment of each other Bank’s Advances, (ii) any partial prepayment must be in an aggregate amount not less than $5,000,000 (or the approximate Equivalent thereof in any Committed Currency), (iii) prepayment of any principal bearing interest at a Base Rate may be made only on one Business Day’s notice to the Agent, and (iv) any prepayment of Advances, which at the time of such prepayment bear interest at a LIBO

Rate, shall be (A) made only on three Business Days’ notice to the Agent, (B) in a principal amount equal to that portion of the entire Borrowing to which any given LIBO Rate was applicable, and (C) accompanied by accrued interest on such prepayment through the date of prepayment and additional compensation calculated in accordance with Section 5.4(c) hereof.
(b) Mandatory. If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (i) the aggregate principal amount of all Advances denominated in Dollars then outstanding plus (ii) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies then outstanding exceeds 105% of the aggregate Commitments of the Banks on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Banks on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that if the aggregate principal amount of Floating Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Floating Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding LIBO Rate Advances in an amount equal to the excess of such required prepayment. The Agent shall give prompt notice of any prepayment required under this Section 6.3(b) to the Borrower and the Banks, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Bank.
6.4    Termination or Reduction of the Commitments.
The Borrower may from time to time on at least ten calendar days’ prior notice received by the Agent (which shall promptly advise each Bank thereof) terminate the Commitments of the Banks in whole or permanently reduce the Commitments of the Banks in part, provided that (i) the Commitments of the Banks may not be terminated in whole at any time that any Advance remains outstanding, (ii) each partial reduction of the Commitments of the Banks shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof, (iii) each partial reduction of the Commitments of the Banks shall be pro rata as to all of the Commitments of the Banks on the basis of the respective Percentages of the Banks, and (iv) no partial reduction of the Commitments of the Banks shall reduce the aggregate amount of the Commitments of the Banks to an amount less than the Aggregate Outstandings.
6.5    Taxes.
(a)    All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under or in connection with this Agreement shall be made without any setoff or other counterclaim, and free and clear of and without deduction for or on account of any present or future Taxes now or hereafter imposed by any governmental or other authority, except to the extent that such deduction or withholding is compelled by law. As used herein, the term “Taxes” shall include all income, excise and other taxes of whatever nature (other than taxes generally assessed on the overall net income of the Payee by the government or other authority of the country, state or political subdivision in which such Payee is incorporated or in which the office through which the Payee is acting is located) as well as all levies, imposts, duties, charges, or fees of whatever nature. If the Borrower is compelled by law to make any such deductions or withholdings it will:
(i)    pay to the relevant authorities the full amount required to be so withheld or deducted;
(ii)    provided that such Payee has furnished to the Agent and the Borrower U.S. Internal Revenue Service Form W-8BEN-E or W-8ECI, or W-9, properly claiming entitlement to exemption from U.S. Federal withholding tax on all interest payments hereunder), pay such additional amounts (including, without limitation, any penalties, interest or expenses) as may be necessary in order that the net amount received by each Payee after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such Payee would have received had no such deductions or withholdings for Taxes been made; and
(iii)    promptly forward to the Agent (for delivery to such Payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.
(b)    If any Taxes otherwise payable by the Borrower pursuant to the foregoing paragraph are directly asserted against any Payee, such Payee may pay such Taxes and the Borrower promptly shall reimburse such Payee to the full extent otherwise required by such paragraph. The obligations of the Borrower under this Section 6.5 shall survive any termination of this Agreement. Each Bank by its execution of this Agreement does hereby represent (and each additional Bank by its execution of any Assignment Certificate pursuant to Section 11.11 shall be deemed to represent) to each other Bank, the Agent and the Borrower that if such Bank or additional Bank is organized under the laws of any jurisdiction other than the United States or any state thereof, such Bank or additional Bank has furnished to the Agent and the Borrower either U.S. Internal Revenue Service Form W-8BEN-E or W-8ECI, or W-9, as applicable. If the form provided by a Bank or additional Bank at the time such Bank or additional Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes.
(c)    If the Borrower makes an increased tax payment to a Bank under the foregoing clause (a)(ii) and that Bank determines in its absolute discretion that (a) a tax credit is attributable to that tax payment, and (b) that Bank has obtained, utilized and fully retained that tax credit on an affiliated group basis, then such Bank shall pay an amount to the Borrower which that Bank determines in its absolute discretion will leave it (after that payment) in the same after-tax position as it would have been in had the payment under clause (a)(ii) not been required to be made by the Borrower; provided, however, that (i) such Bank shall be the sole judge of the amount of such tax credit and the date on which it is received, (ii) no Bank shall be obliged to disclose information regarding its tax affairs or tax computations, (iii) nothing herein shall interfere with a Bank’s right to manage its tax affairs in whatever manner it sees fit, and (iv) if such Bank shall subsequently determine that it has lost the credit of all or a portion of such tax credit, the Borrower shall promptly remit to such Bank the amount certified by such Bank to be the amount necessary to restore such Bank to the position it would have been in if no payment had been made pursuant to this sentence.
6.6    Judgment Currency.
If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Agent or any Bank (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due under this Agreement in the Judgment Currency, such Entitled Person may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.
6.7    Defaulting Banks.
Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 4.1; and
(b)    the Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.4); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.
In the event that the Agent and the Borrower each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such

Bank shall purchase at par such of the Advances of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Percentage.
6.8    Replacement of Defaulting Banks.
If any Bank becomes a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.11), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed and (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
7.    CONDITIONS PRECEDENT
On or before the date hereof, the Borrower shall deliver to the Agent the documents detailed in Exhibit A, properly executed and in form and content acceptable to the Agent and the Banks. For purposes of determining compliance with the conditions of this Section 7, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the date hereof, specifying its objection thereto.
8.    REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, the Borrower makes the representations and warranties contained in Exhibit B. Each request for a Borrowing under this Agreement and the Term Loan Election in accordance with Section 6.2(c) constitutes a reaffirmation of these representations and warranties (other than the representations and warranties listed as “Material Adverse Effect”, “Litigation” and “Environmental Matters” on Exhibit B) as of the date of such Borrowing, such Term Loan Election and the Term Loan Conversion Date.
9.    COVENANTS.
From the date hereof through the Commitment Termination Date, and thereafter until the Advances are paid in full, unless the Required Banks (or the Agent, with the consent of the Required Banks) shall otherwise agree in writing, the Borrower shall do the following:

9.1    Financial Information
The Borrower shall deliver to the Agent:
(a)    Annual Financial Statements. Within 100 days of the Borrower’s fiscal year end, the Borrower’s consolidated annual financial statements. The statements must be audited with an unqualified opinion by a certified public accountant acceptable to the Agent.
(b)    Interim Financial Statements. Within 60 days of each Fiscal Quarter, the Borrower’s interim financial statements. These statements will be prepared on a consolidated basis and in accordance with GAAP. These statements will include a statement of cash flows.
(c)    Compliance Certificate. Concurrent with the financial statements required above, a compliance certificate, in the form of Exhibit E, signed by an officer of the Borrower, attesting to the accuracy of the financial statements, and demonstrating in form acceptable to the Agent that the Borrower remains in compliance with the covenants detailed in this Agreement.
(d)    Notices. Promptly upon becoming aware of the same, written notice of any Default or Event of Default.
(e)    Additional Information. Promptly following any request therefor, (x) such other information as the Agent or any Bank (through the Agent) may reasonably request and (y) information and documentation reasonably requested by the Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(f)    Beneficial Ownership Certification. Promptly upon becoming aware of the same, written notice of any change in the information provided in the Beneficial Ownership Certification delivered to such Bank that would result in a change to the list of beneficial owners identified in such certification.
The Borrower shall deliver the statements required under paragraphs (a) and (b) to the Agent by e-mail containing either the body of such statements or a hyperlink to the location of such statements on the World Wide Web. Upon the Agent’s receipt of any of the foregoing from the Borrower, the Agent shall promptly deliver a copy of the same to each Bank, transmitted in the manner received by the Agent.
9.2    Covenants
The Borrower shall:
(a)    Negative Pledge. Not create, incur or suffer to exist any pledge, lien, security interest, assignment or transfer upon or of any of the Borrower’s accounts receivable or other rights to payment, whether now existing or hereafter created or existing; provided, however, nothing in this Section 9.2(a) shall prohibit the Borrower from (i) assigning or transferring certain of its accounts receivable in connection with a sale of the part of its business from which such accounts receivable have arisen, or (ii) transferring not more than 25% of its accounts receivable (with such percentage determined by face amount of the accounts receivable as of the time immediately before such transfer) to a Securitization Entity in connection with a Securitization Transaction, so long as the Borrower receives reasonably equivalent value on account of such transfer.
(b)    Taxes. Pay, when due, all taxes, assessments and governmental charges levied or imposed upon the Borrower; provided, however, the Borrower shall not be required to pay any such tax, assessment or governmental charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Borrower in accordance with generally accepted accounting principles.
(c)    Insurance. Cause its properties to be adequately insured against loss or damage and to carry such other insurance as is usually carried by persons engaged in the same or similar business. Such insurance shall either be maintained by the Borrower through self-insurance through captive insurance companies or by insurance issued by reputable and solvent insurance companies.
(d)    Merger. Refrain from being acquired by any other entity and refrain from transferring all or substantially all of its assets to, or consolidating, merging or otherwise combining with, any other entity where the Borrower is not the surviving entity; provided, however, the Borrower’s failure to comply with the requirements of this Section 9.2(d) shall not constitute an Event of Default under Section 10.1(f) of this Agreement, but instead shall give the Required Banks the right, by written notice to the Borrower, to demand payment of unpaid principal, accrued interest and all other amounts payable under this Agreement and to terminate the Commitments, with such demand and termination to be effective thirty calendar days’ following such written notice from the Required Banks to the Borrower.
(e)    Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition; provided, however, that nothing in this Section 9.2(e) shall prevent the Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.
(f)    Books and Records. Maintain adequate books and records in accordance with generally accepted accounting principles.
(g)    Compliance with Laws. Comply with all material laws and regulations applicable to its business.

(h)    Preservation of Rights. Maintain and preserve its corporate existence and all material rights, privileges, charters and franchises it now has; provided, however, that the Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.
(i)    Inspection. Upon reasonable notice by the Agent to the Borrower, permit the Agent or any Bank to visit and inspect the Borrower’s properties and examine its books and records to the extent the Agent or such Bank determines such inspection and examination is necessary for the Agent or such Bank to observe and monitor the Borrower’s financial performance and financial condition and to assure the Borrower’s compliance with its obligations under this Agreement.
(j)    Use of Proceeds. (x) Use the proceeds of the Advances solely for the Borrower’s general corporate purposes; provided, however, the proceeds of the Advances shall not be used by the Borrower (i) in connection with any acquisition by the Borrower of other businesses, whether through merger, consolidation, acquisition of assets, acquisition of stock or other ownership interests or otherwise; or (ii) in connection with or preparation for any case or proceeding contemplated by Section 10.1(j) hereof; and (y) not request any Borrowing, and not knowingly use, and use commercially reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Borrowing (A) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes (1) a violation of the FCPA, (2) a violation of the Bribery Act, or (3) a material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under the U.S. law, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
(k)    Foreign Assets Control. Ensure that neither the Borrower nor any subsidiary of the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower is or shall be listed on (i) the lists of Specially Designated Nationals and Blocked Persons maintained by the Department of the Treasury’s Office of Foreign Assets Control, or (ii) the list of persons whose property or interests in property are blocked or subject to blocking pursuant to section 1 of Executive Order 13224 of September 23, 2001.
(l)    Ratio of EBITDA to Interest. Maintain its EBITDA to Interest Ratio as of the end of each fiscal quarter of the Borrower at not less than 3.0 to 1.
(m)    Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its

Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions.
These covenants were negotiated by the Banks and the Borrower based on information provided to the Banks by the Borrower. A breach of a covenant is an indication that the risk of the transaction has increased. In consideration for any waiver or modification of these covenants, the Banks may require: collateral or other credit support; higher fees or interest rates; and/or revised loan documentation or monitoring. Any covenant waiver or modification will be made in the sole discretion of the Required Banks. The foregoing in no way limits the rights of the Agent and Banks under Section 10 of this Agreement.
10.    EVENTS OF DEFAULT AND REMEDIES.
10.1    Default
As used herein, “Event of Default” means any of the following:
(a)    Default in the payment when due of any principal due with respect to any of the Advances and the continuance of such default for one (1) calendar day.
(b)    Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by the Borrower under this Agreement and the continuance of such default for five (5) calendar days.
(c)    Default in the payment of unpaid principal, interest and other payments under this Agreement (other than as set forth in subsections (a) and (b) above) following the Borrower’s receipt of written notice from the Required Banks demanding payment thereof as permitted in this Agreement and the passage of thirty calendar days following such written notice.
(d)    Default in the observance or performance of any covenant or agreement contained in Section 9.2(a), 9.2(h) (as to corporate existence) or 9.2(l) of this Agreement.
(e)    Default in the observance or performance of any covenant or agreement contained in Section 9.1 of this Agreement and continuance of such default for twenty (20) calendar days.
(f)    Default in the observance or performance of any covenant or agreement contained in this Agreement or related documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 10.1 specifically dealt with) and continuance for more than thirty (30) calendar days.
(g)    Default in the payment of any indebtedness of the Borrower when due or, if payable on demand, on demand, or any other default by the Borrower in any agreement relating to indebtedness or contingent liabilities that would allow the maturity of such indebtedness to be accelerated, in each case if the outstanding balance (including principal, interest, and any other sums) of all such indebtedness or liabilities in default at any one time exceeds $300,000,000.

(h)    Any representation or warranty made by the Borrower to the Agent or the Banks proves to be untrue in any material respect.
(i)    The rendering against the Borrower of any final judgment, decree or order for the payment of money in excess of $500,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage), and the continuance of such judgment, decree or order unsatisfied and in effect for any period of ninety (90) calendar days without a stay of execution.
(j)    With or without the Borrower’s consent, a custodian, trustee or receiver shall be appointed for the majority of the properties of the Borrower, or a petition shall be filed by or against the Borrower under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign.
10.2    Remedies.
Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Agent may, with the consent of the Required Banks, and shall, upon request of the Required Banks:
(a)    terminate the Commitments;
(b)    declare the unpaid principal, accrued interest and all other amounts payable under this Agreement to be immediately due and payable; and/or
(c)    exercise any or all remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 10.1(j), the Commitments shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under this Agreement will become immediately due and payable.
10.3    Setoff
Each Bank may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to the Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, such Bank to or for the credit or the account of the Borrower against any and all obligations owing to such Bank hereunder, whether now or hereafter existing, whether or not the Agent or such Bank has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured. Such right shall be in addition to and not in lieu of any other rights and remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement. Each Bank will endeavor to notify the Borrower and the Agent promptly after any such setoff made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff. Each Bank shall have the obligations, if any, specified in Section 11.4 with respect to any amounts obtained pursuant to this Section 10.3.

11.    AGENCY
11.1    Authorization.
Each Bank irrevocably appoints and authorizes the Agent to act on behalf of such Bank to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks, and such instruments shall be binding upon all Banks.
11.2    Distribution of Payments and Proceeds.
(a)    After deduction of any costs of collection as hereinafter provided in Section 11.3, any fees specified herein or in any Fee Letter, and any servicing fee provided in any agreement between the Agent and the applicable Bank, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, fees and other payments that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to (A) the NYFRB Rate, in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies, for each such date.
(b)    Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other advance as required hereunder, or if the principal balance of any Bank’s Advances is for any other reason less than its Percentage of the aggregate principal balances of the Advances, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.
11.3    Expenses.
All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent (in its capacity as Agent) for all reasonable costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral), except to the extent that the Agent shall have previously received reimbursement of such costs, expenses, damages or liabilities from the Borrower. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within five (5) calendar days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds; provided, however, that no Bank shall be liable for any portion of such costs, expenses, damages and liabilities resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment.
11.4    Payments Received Directly by Banks.
If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advances other than through distributions made in accordance with Section 11.2, such Bank shall promptly give notice of such fact to the Agent and shall purchase from the other Banks such participations in the Advances as shall be necessary to cause the purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon). The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.4 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.
11.5    Indemnification.
Each Bank severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent (in its capacity as Agent), as well as the Agent’s Related Parties, ratably according to the respective Percentages of each of the Banks from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
11.6    Limitations on Agent’s Power.
Notwithstanding any other provision of this Agreement, the Agent shall not have the power, without the written consent of all of the Banks, to (i) forgive or reduce any indebtedness of the Borrower arising under this Agreement, (ii) agree to reduce the rate of interest or fees charged under this Agreement except as expressly provided in this Agreement, (iii) agree to extend the due date for payment of principal, interest, fees or any other amount due under this Agreement, (iv) extend the Commitment Termination Date or increase the amount of any of the Commitments, (v) amend the definition of “Required Banks,” (vi) amend this Section 11.6, Section 12.4 or Section 12.5 of this Agreement, or any provision herein providing for consent or other action by all Banks, (vii) amend any provision for the pro rata treatment of the Banks with respect to the sharing of payments of principal or interest or the making of Advances, or (viii) release the Borrower from personal liability on account of its obligations hereunder.
11.7    Exculpation of the Agent by the Banks.
The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon any writing which it believes to be genuine or to have been presented by a proper person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible to any of the Banks for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible to any of the Banks for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to any of the Banks to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable to any of the Banks for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
11.8    Agent and Affiliates.
The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.
11.9    Acknowledgements of Banks
(a)    Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Agent, any Arranger, or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any Arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment Certificate or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Banks on the Effective Date.
(c)    (i) Each Bank hereby agrees that (x) if the Agent notifies such Bank that the Agent has determined in its sole discretion that any funds received by such Bank from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank (whether or not known to such Bank), and demands the return of such Payment (or a portion thereof), such Bank shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Bank under this Section 11.09(c) shall be conclusive, absent manifest error.
(ii)    Each Bank hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower under or in respect of this Agreement or any other Loan Document.
(iv)    Each party’s obligations under this Section 11.09(c) shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations of the Borrower under or in respect of this Agreement or any other Loan Document.
11.10    Resignation.
The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Banks. In the event of any resignation of the Agent, the Required Banks shall as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the successor Agent as to any actions taken or omitted to be taken by it while it is an Agent hereunder and to the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder.
11.11    Assignments and Participations.
(a)    Participations. Any Bank may, at its option, sell one or more participations in that Bank’s Advances; provided, however, (i) no such participation shall relieve any Bank of its obligations under this Agreement and the other Loan Documents, including, without limitation, its obligation to make Advances hereunder on the terms and subject to the conditions set forth herein, (ii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank granting any such participation in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iii) no such participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or the other Loan Documents, or to consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein, or would postpone any date fixed for any payment of principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein. Except as set forth in (iii) above, no holder of any such participation shall be entitled to require the Bank granting such participation to take or omit to take any action hereunder.
Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such [Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(b)    Assignments.
(i)    Generally. Subject to the limitations set forth in subsection (ii) below, any Bank may, at its option, assign to another Person all or a part of its Commitment, Advances and other rights and obligations under this Agreement, but only pursuant to an Assignment Certificate. From and after the effective date of any such assignment, the assignee thereunder shall, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations so assigned to it, and the assigning Bank shall, to the extent that rights and obligations have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. Any Bank making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 concurrent with such assignment.
(ii)    Limitations. Notwithstanding paragraph (i):
(A)    Any assignment under paragraph (i) may be made only with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof.
(B)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, no assignment may be made to any Person that is not an Eligible Assignee.
(C)    Unless the Agent and the Borrower otherwise consent in writing and except as provided herein, which consent shall not be unreasonably withheld, conditioned or delayed, the aggregate Credit Exposure assigned by any Bank shall not exceed 60% of its original Commitment hereunder, as such Commitment may have been reduced from time to time pursuant to Section 6.4.
(D)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, any assignment of a part of a Bank’s Commitment, Advances and other rights and obligations must be in a minimum amount of $10,000,000.

No consent of the Borrower that would otherwise be required under this subsection (ii) shall be required during any period in which an Event of Default exists. No consent of the Agent or the Borrower that would otherwise be required under this subsection (ii) shall be required in connection with an assignment by any Bank to any Affiliate of that Bank or to another Bank, that in each case is an Eligible Assignee.
(c)    Information. The Borrower authorizes the Agent and each Bank to disclose to its affiliates and any participant or assignee and any prospective participant or assignee any and all financial and other information in the possession of the Agent or that Bank concerning the Borrower.
(d)    Assignment to Federal Reserve Bank. Nothing herein shall prohibit any Bank from pledging or assigning its rights under this Agreement to any Federal Reserve Bank in accordance with applicable law.
11.12    Syndication Agent and Documentation Agent.
The Banks identified on the title page as “Syndication Agent” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
11.13    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent, including the London Sub-Agent. The exculpatory provisions of this Article shall apply to any such sub-agent.
11.14    Bank ERISA Representation
(a) Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
As used in this Section:
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

12.    MISCELLANEOUS.
12.1    365-Day Year.
All interest on Advances subject to the Floating Rate due under this Agreement will be calculated based on the actual days elapsed in a 365-day year. All interest on Advances subject to a LIBO Rate or the NYFRB Rate and all fees will be calculated based on the actual days elapsed in a 360-day year.
12.2    GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Agent or the Banks and all calculations for compliance with financial covenants will be made using generally accepted accounting principles consistently applied (“GAAP”).
12.3    No Waiver; Cumulative Remedies.
No failure or delay by the Agent or any Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.
12.4    Amendments, Etc.
Any amendment, modification, termination, or waiver of any provision of this Agreement must be in writing and signed by the Agent with the approval of the Required Banks (or such other number of Banks, if any, as may be required hereunder for such amendment, modification, termination or waiver). Notwithstanding the foregoing (i) any modification of the type described in Section 11.6 shall be effective only if signed by each Bank, and (ii) any amendment, modification, termination, or waiver of Section 12.17 shall be effective only if signed by each Bank that is an Affected Financial Institution.
12.5    Binding Effect: Assignment.
This Agreement is binding on the Borrower, the Agent and the Banks and their successors and assigns. The Borrower may not assign its rights hereunder without the prior written consent of all of the Banks.
12.6    New York Law.
This Agreement is governed by the substantive laws of the State of New York.
12.7    Severability of Provisions.
If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.
12.8    Integration.
This Agreement contains the entire understanding between the parties and supersedes all other oral or written agreements between the Borrower and the Agent or any Bank.

12.9    Notice.
(a)    Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by telecopy, as follows:
(i) if to the Borrower, to it at Building 224-5S 26, 3M Center, St. Paul, MN 55144-1000, Attention of Matthew J. Ginter (Fax No. (651) 737-0010);
(ii) if to the Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5 / 1st Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Tel: (302) 634-4834), Email: ali.zigami@chase.com;
(iii) if to the London Sub-Agent, to J.P. Morgan Europe Limited, 25 Bank Street, 6th Floor, London, E14 5JP; and
(iv) if to any other Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;
or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy. All communications required hereunder to be delivered by e-mail shall be transmitted to the e-mail address set forth by the applicable party’s signature below, or, as to each party, at such other e-mail address as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.
(b)    So long as JPMorgan or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 9.1(a) and (b) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Banks. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
(c)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or telecopier. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice agreed by such Bank to be deliverable by email may be sent to such e-mail address.
12.10    Indemnification by the Borrower.
The Borrower hereby agrees to indemnify and hold harmless the Agent and each Bank, as well as their agents, employees, officers and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against an Indemnified Party in any way relating to or arising out of this Agreement or the other Loan Documents; provided, however, that the Borrower shall not be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses to the extent resulting from (i) an Indemnified Party’s failure to perform its obligations under this Agreement, or (ii) any negligence, gross negligence or willful misconduct of an Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
None of the Agent, any Bank, or their respective agents, employees, officers and directors (collectively, the “Bank-Related Parties” and individually a “Bank-Related Party”) shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Bank-Related Party’s negligence, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment. In no event, however, shall any Bank-Related Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
12.11    Customer Identification - USA Patriot Act Notice.
Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower in accordance with the Act and the Beneficial Ownership Regulation. The Borrower agrees to promptly provide such information upon request.
12.12    Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and the other Loan Documents and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
12.13    Waiver of Jury Trial.
THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.
12.14    Jurisdiction.
The Borrower hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and agrees that all claims in respect of such actions or proceeding may be heard and determined in such state or federal court, (iii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at its address referred to in Section 12.9. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 12.14 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.
12.15    Substitution of Currency.
If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of LIBO Base Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Banks and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.
12.16 No Fiduciary Relationship.
The Agent and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor any Bank has any obligation to disclose any of such interest to the Borrower or its Affiliates. The Borrower acknowledges that the Banks have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Bank and the Borrower is solely that of creditor and debtor.  This Agreement and the other Loan Documents do not create a joint venture among the parties hereto.

12.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

3M COMPANY By: /s/ Sarah Grauze Name: Sarah Grauze Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Agent and as Bank By /s/ Peter S. Predun Name: Peter S. Predun Title: Executive Director
CITIBANK, N.A. By /s/ Susan Olsen Name: Susan Olsen Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH
By     /s/ Ming K. Chu
    Name: Ming K. Chu ming.k.chu@db.com
    Title: Director +212-250-5451
By     /s/ Marko Lukin
    Name: Marko Lukin mario.lukin@db.com
    Title: Vice President +212-250-7283

BANK OF AMERICA, N.A. By /s/ Morgan Hess Name: Morgan Hess Title: Associate
BARCLAYS BANK PLC By /s/ Craig Malloy Name: Craig Malloy Title: Director

BNP PARIBAS By /s/ Emma Petersen Name: Emma Petersen Title: Director By /s/ David Foster Name: David Foster Title: Director
CREDIT SUISSE AG, NEW YORK BRANCH By /s/ Doreen Barr Name: Doreen Barr Title: Authorized Signatory By /s/ Michael Dieffenbacher Name: Michael Dieffenbacher Title: Authorized Signatory
GOLDMAN SACHS BANK USA By /s/ Rebecca Kratz Name: Rebecca Kratz Title: Authorized Signatory

MORGAN STANLEY BANK, N.A. By /s/ Michael King Name: Michael King Title: Authorized Signatory
WELLS FARGO BANK, NATIONAL ASSOCIATION By /s/ Mylissa Merten Name: Mylissa Merten Title: Vice President

SCHEDULE AND EXHIBITS
Schedule I    Commitments
Exhibit A     Conditions Precedent
Exhibit B    Representations and Warranties
Exhibit C    Form of Note
Exhibit D    [Reserved]
Exhibit E    Form of Compliance Certificate

Schedule I
COMMITMENTS

Name of Bank	Commitment

JPMorgan Chase Bank, N.A.	$147,500,000
Citibank, N.A.	$147,500,000
Deutsche Bank AG New York Branch	$147,500,000
Bank of America, N.A.	$147,500,000
Barclays Bank PLC	$110,000,000
BNP Paribas	$110,000,000
Credit Suisse AG, New York Branch	$110,000,000
Goldman Sachs Bank USA	$110,000,000
Morgan Stanley Bank, N.A.	$110,000,000
Wells Fargo Bank, National Association	$110,000,000

Total:	$1,250,000,000

Exhibit A
CONDITIONS PRECEDENT
1.    A Note to the order of the Banks to the extent requested by any Bank pursuant to Section 2.6.
2.    Authorization
(a)    A certified copy of resolutions of the Borrower’s board of directors authorizing the execution of this Agreement and all related documents.
(b)    A certificate of the Borrower’s corporate secretary as to the incumbency and signatures of the officers of the Borrower signing this Agreement.
3.    Organization
(a)    A certified copy of the Borrower’s Articles of Incorporation and By-Laws.
(b)    A Certificate of Good Standing issued by the Secretary of the State of the state of the Borrower’s incorporation dated not more than 30 days prior to the date hereof.
4.    An opinion of counsel to the Borrower, opining as to the due authorization, execution, delivery and enforceability of the Loan Documents and such other matters as the Agent may require.
5.    (i) The Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

A1

Exhibit B
REPRESENTATIONS AND WARRANTIES

Corporate Status. The Borrower is a corporation duly formed and in good standing under the laws of the jurisdiction of its organization.
Authorization. The execution, delivery and performance of this Agreement are within the Borrower’s powers, have been duly authorized, and do not conflict with the articles or bylaws of the Borrower, any agreement by which the Borrower is bound or any court, administrative or other ruling by which the Borrower is bound.
Financial Reports. The Borrower has provided the Banks with its annual audited financial statement as of December 31, 2020. That statement fairly represents the financial condition of the Borrower as of its date and was prepared in accordance with GAAP.
Material Adverse Change. Except as disclosed in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the Securities and Exchange Commission (“SEC”) prior to the Effective Date, since December 31, 2020, there has occurred no event or circumstance that would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.
Litigation. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020 or in in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, there are no legal or governmental proceedings pending or, to the best of the Borrower’s knowledge, threatened by governmental authorities or others, by which the Borrower is or may be bound, which, if determined adversely to the Borrower, would individually or in the aggregate have a material adverse effect on the consolidated financial condition or operations of the Borrower.
Taxes. The Borrower has filed when due all federal, state and local tax returns and paid all amounts shown as due thereon, except for such amounts which are being contested in good faith by appropriate proceedings.
No Default. There is no Default or Event of Default under this Agreement.
ERISA. The Borrower is in compliance in all material respects with ERISA and has received no notice to the contrary from the PBGC or other governmental area.
Environmental Matters. Except as disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2020 or in in the Borrower’s Quarterly Reports on Form 10-Q or reports on Form 8-K, as filed with the SEC prior to the Effective Date, to the best of the Borrower’s knowledge, the Borrower has not incurred, directly or indirectly, any material contingent liability in connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations.
B1

Insurance. The Borrower is maintaining the insurance required by Section 9.2(c).
Legal Agreements. This Agreement and the other Loan Documents constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, including against claims of usury, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally.
Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  After application of the proceeds of each Advance, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Borrower subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted will consist of margin stock.
Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents in all material respects with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries, and to the knowledge of the Borrower, its officers, employees, directors and agents when acting on behalf of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary is a Sanctioned Person. No Borrowing or use of proceeds from the credit facility will constitute (i) a violation of the FCPA, (ii) a violation of the Bribery Act, or (iii) a material violation of any other Anti-Corruption Laws or applicable Sanctions.
Affected Financial Institution. The Borrower is not an Affected Financial Institution.
Beneficial Ownership Certification. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Bank in connection with this Agreement is true and correct in all respects.

B2

Exhibit C
NOTE
$_____________
__________ __, 20___
FOR VALUE RECEIVED, 3M Company, a Delaware corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Bank”), at such place as Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of _______________________________ Dollars ($_______________), or, if less, the aggregate unpaid principal amount of all advances made by the Bank to the Borrower pursuant to Section 2.1 of the 364-Day Credit Agreement dated November 12, 2021 among the Borrower, JPMorgan Chase Bank, N.A., as Agent (in such capacity, the “Agent”), and various Banks, including the Bank (the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest hereunder, for the acceleration of this Note upon an Event of Default, for the determination of the Dollar Equivalent of Advances denominated in Committed Currencies and for the voluntary prepayment of this Note. This Note is a “Note,” as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
3M COMPANY
By _________________________________
Its ______________________________

C-1

Exhibit D
[Reserved]

D-1

Exhibit E
CERTIFICATE OF COMPLIANCE
In accordance with the 364-Day Credit Agreement dated as of November 12, 2021, by and among JPMorgan Chase Bank, N.A., as agent for the Banks, 3M Company (the “Borrower”) and the Banks, as such Credit Agreement has been or may hereafter be amended from time to time, attached are the consolidated financial statements for the Borrower for the period ending _______________, 20__ (the “Effective Date”).
I certify that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements. I also certify that as of the Effective Date, the Borrower is in compliance with the covenants stated in the Credit Agreement.
I further certify that the Borrower’s EBITDA to Interest Ratio, as defined in the Credit Agreement, as of the Effective Date is as set forth below:
(a)    EBITDA    $_____________
(b)    Interest    $_____________
EBITDA to Interest Ratio [(a)/(b)]        ____ to 1
Minimum Permitted EBITDA to Interest Ratio        3.0 to 1
Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice of lapse of time would constitute an Event of Default, except those specifically stated below.
    3M COMPANY
By _________________________________
Its ______________________________